Exhibit (r)(1)

FLAT ROCK ENHANCED INCOME FUND

CODE OF BUSINESS CONDUCT AND ETHICS

October 10, 2022

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CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

Ethics are important to Flat Rock Enhanced Income Fund (the “Fund”) and to its management. The Fund is committed to the highest ethical standards and to conducting its business with the highest level of integrity.

All officers, trustees and other personnel of the Fund and the Fund’s investment adviser, Flat Rock Global, LLC (the “Adviser” or “Flat Rock Global”), are responsible for maintaining this level of integrity and for complying with the policies contained in this Code of Business Conduct and Ethics and the Statement on the Prohibition of Insider Trading (this “Code”). If you have a question or concern about what is proper conduct for you or anyone else, please contact the Fund’s Chief Compliance Officer or any member of the Fund’s management, or follow the procedures outlined in applicable sections of this Code.

The Fund is a newly organized Delaware statutory trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a continuously offered, non-diversified, closed-end management investment company that is operated as an interval fund.

This Code has been adopted by the board of trustees of the Fund (the “Board”) in accordance with Rule 17j-l(c) under the 1940 Act, Item 406 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the May 9, 1994 Report of the Advisory Group on Personal Investing by the Investment Company Institute (the “Report”). Rule 17j-l generally describes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by closed-end investment companies if effected by access persons of such a company.

PURPOSE OF THis CODE

This Code is intended to:

•	help you recognize ethical issues and take the appropriate steps to resolve these issues;

•	deter ethical violations to avoid any abuse of position of trust and responsibility;

•	maintain confidentiality of the Fund’s business activities;

•	assist you in complying with applicable securities laws;

•	assist you in reporting any unethical or illegal conduct; and

•	reaffirm and promote the Fund’s commitment to a corporate culture that values honesty, integrity and accountability.

Further, it is the policy of the Fund that no affiliated person of the Fund shall, in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by the Fund:

•	employ any device, scheme or artifice to defraud the Fund;

•	make any untrue statement of a material fact or omit to state to the Fund a material fact in order to make the statement made, in light of the circumstances under which it is made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

•	engage in any manipulative practices with respect to the Fund’s business activities.

All employees, as a condition of employment or continued employment, will acknowledge annually, in writing, that they have received a copy of this Code, read it, and understand that this Code contains the Fund’s expectations regarding their conduct.

CODE OF ETHICS

The persons specified in the following discussion will be subject to the provisions of this Code of Ethics (this “Code of Ethics”).

Scope of this Code of Ethics

In order to prevent the Fund’s Access Persons (as defined below) from engaging in any of these prohibited acts, practices or courses of business, the Board has adopted this Code of Ethics.

Definitions

In addition to terms expressly defined elsewhere herein, the following words shall have the following meanings as used in this Code of Ethics:

Access Person. “Access Person” means any trustee, director, officer, partner, employee or Advisory Person (as defined below) of the Fund or Flat Rock Global; provided, however, that the term “Access Person” will not include an Independent Trustee (as defined below) or any person who is subject to a separate code of ethics, provided that such code of ethics is compliant with Rule 17j-1.

Advisory Person. “Advisory Person” means: (i) any trustee, director, officer or employee of the Fund or Flat Rock Global or of any company in a control relationship to the Fund or Flat Rock Global, who, in connection with his or her regular duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security (as defined below) by the Fund or Flat Rock Global, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or Flat Rock Global who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Covered Security. An Advisory Person shall not include an Independent Trustee.

Automatic Investment Plan. “Automatic Investment Plan” refers to any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a distribution reinvestment plan.

Beneficial Interest. “Beneficial Interest” includes any entity, person, trust or account with respect to which an Access Person exercises investment discretion or provides investment advice. A beneficial interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children or any person living with him or her or to whom he or she contributed economic support.

Beneficial Ownership. “Beneficial Ownership” shall be determined in accordance with Rule 16a-1(a)(2) under the Exchange Act, except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just equity securities, that an Access Person has or acquires. Rule 16a-1(a)(2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations or other arrangements.

Blackout Period. “Blackout Period” means that timeframe in which the Fund or Flat Rock Global or an Access Person, or Independent Trustee with knowledge of the Fund’s or Flat Rock Global’s trading activity, may not engage in trading in an issue, or its related securities, appearing on the Fund’s or Flat Rock Global’s Restricted List as described below.

Control. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

Covered Security. “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act and that it is eligible for purchase by the Fund or Flat Rock Global under its investment objectives, policies and restrictions. A security that is otherwise a “Covered Security” under this definition is excluded therefrom, however, if it falls into one of the following categories: (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements; and (iii) shares issued by registered open-end investment companies (i.e., mutual funds or exchange traded funds).

Independent Trustee. “Independent Trustee” means a trustee of the Fund or director of Flat Rock Global who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

Initial Public Offering. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

Limited Offering. “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 of the Securities Act.

Purchase or Sale of a Covered Security. “Purchase or Sale of a Covered Security” is broad and includes, among other things, the writing of an option to purchase or sell a Covered Security, or the use of a derivative product to take a position in a Covered Security.

Restricted List. “Restricted List” means the list that identifies those securities which the Fund, Flat Rock Global or their Access Persons may not trade due to some restriction under the securities laws whereby the Fund, Flat Rock Global or their Access Persons may be deemed to possess material nonpublic information (as it is described within the Insider Trading Policy Statement) about the issuer of such securities.

Supervised Person. A “Supervised Person” means any partner, officer, trustee, director (or other person occupying a similar status or performing similar functions) or employee of any entity that provides investment advice on behalf of the Fund or Flat Rock Global and is subject to the supervision and control of the Fund or Flat Rock Global; provided, however, that Supervised Person shall not include Independent Trustees.

Standards of conduct

1.       No Access Person, Supervised Person or Independent Trustee shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is not in the best interests of the Fund or its stockholders or Flat Rock Global; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with the Fund, Flat Rock Global, or any of their affiliates, in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed to the Fund and its stockholders and to Flat Rock Global.

2.       Any Access Person recommending or authorizing the purchase or sale of a Covered Security by the Fund or Flat Rock Global shall, at the time of such recommendation or authorization, disclose any Beneficial Interest in, or Beneficial Ownership of, such Covered Security or the issuer thereof.

3.       No Access Person, Supervised Person or Independent Trustee shall dispense any information concerning securities holdings or securities transactions of the Fund or Flat Rock Global to anyone outside the Fund or Flat Rock Global without obtaining prior written approval from the Chief Compliance Officer, or such person or persons as these individuals may designate to act on their behalf. Notwithstanding the preceding sentence, such Access Person may dispense such information without obtaining prior written approval:

•	when there is a public report containing the same information;

•	when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the Fund, Flat Rock Global and their affiliates;

•	when such information is reported to trustees of the Fund or Flat Rock Global; or

•	in the ordinary course of his or her duties on behalf of the Fund or Flat Rock Global.

4.       All personal securities transactions should be conducted consistent with this Code of Ethics and the Insider Trading Policy Statement and in such manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility within the Fund and Flat Rock Global.

5.       Flat Rock Global owes the Fund a duty of undivided loyalty. As an investment adviser, Flat Rock Global has a fiduciary responsibility to the Fund. The Fund’s interests must always be placed first.

prohibited transactions

1.       General Prohibition. No Access Person shall execute a personal securities transaction (directly or indirectly) in any Covered Security (including any security issued by the issuer of such Covered Security) unless such Access Person shall have obtained prior written approval for such transaction from the Fund’s Chief Compliance Officer.

2.       Securities Appearing on the Portfolio and Pipeline Reports and Restricted List. The holdings of the Fund are detailed in a portfolio report (the “Portfolio Report”) that will be distributed weekly, if not more frequently, to all Access Persons. Access Persons will also receive, as frequently as necessary, the names of those entities that are being considered for investment by the Fund in a pipeline report (the “Pipeline Report”). Access Persons are required to review these reports shortly after their distribution and review the Restricted List on a periodic basis. These reports will indicate if there are publicly available securities associated with each holding. Transactions in such publicly available securities are subject to the pre-approval requirements noted above in Section 1. An Access Person who becomes aware that the Fund is considering the purchase or sale of any Covered Security, via a Pipeline Report or otherwise, must immediately notify the Chief Compliance Officer of any interest that such Access Person may have in any outstanding Covered Security (including any security issued by the issuer of such Covered Security). An Access Person shall similarly notify the Fund’s Chief Compliance Officer of any other interest or connection that such Access Person might have in or with such issuer.

3.       Securities Associated with Affiliated and Related Party Transactions. Access Persons will be advised of portfolio holdings as well as situations where the Fund may engage in other transactions creating affiliated or relationships with other parties. Typically, securities issued by such affiliated or otherwise related parties will be included on the Fund’s Restricted List. However, should an Access Person have a question about investing in any security that might have a tangential relationship to the Fund or its Portfolio, the Access person should seek the guidance of the Chief Compliance Officer prior to engaging in a securities transaction.

4.       Initial Public Offerings and Limited Offerings. Access Persons of the Fund must obtain approval from the Fund’s Chief Compliance Officer before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.

5.       Fund Acquisition of Shares in Companies that Access Persons Hold Through Limited Offerings. Access Persons who have been authorized to acquire securities in a Limited Offering must disclose that investment to the Fund’s Chief Compliance Officer when they are involved in the Fund’s subsequent consideration of an investment in the issuer, and the Fund’s decision to purchase such securities must be independently reviewed by investment personnel with no personal interest in that issuer.

Management of the Restricted List

The Fund’s Chief Compliance Officer will manage placing and removing names from the Restricted List. Should an Access Person learn of material non-public information concerning the issuer of any security that information must be provided to the Fund’s Chief Compliance Officer so that the issuer can be included on the Restricted List. The Fund’s Chief Compliance Officer will note the nature of the information learned, the time the information was learned and the other persons in possession of this information. The Fund’s Chief Compliance Officer will maintain this information in a log. Upon the receipt of such information, the Chief Compliance Officer will revise and circulate the Restricted List to all Access Persons. Flat Rock Global is directed to advise the Fund when it has obtained information causing Flat Rock Global to be restricted from trading in the securities of any entities being considered for investment in the Fund’s portfolio. The contents of the Restricted List are highly confidential and must not be disclosed to any person or entity outside of the Fund absent approval of the Fund’s Chief Compliance Officer.

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

Failure by you to recognize the importance of safeguarding information and using information appropriately is greatly detrimental both to your and to the Fund’s future. The information provided below should provide a useful guide about what constitutes insider trading and material inside information.

Summary of the Fund’s Business Activities

The Fund is a newly organized Delaware statutory trust registered under the 1940 Act as a continuously offered, non-diversified, closed-end management investment company that is operated as an interval fund. The Fund expects to invest primarily in the equity and, to a lesser extent, in the junior debt tranches of collateralized loan obligations (“CLOs”) that own a pool of senior secured loans made to companies whose debt is rated below investment grade or, in limited circumstances, unrated (“Senior Secured Loans”). The Fund may, to a lesser extent, invest in (i) debt and equity securities issued by business development companies, (ii) Senior Secured Loans directly, (iii) fixed income securities and (iv) investment funds that provide exposure to Senior Secured Loans and fixed income securities.

In the course of its business activities, the Fund may receive access to information that is not already in the public domain. For example, certain data sources may make information available to the Fund that has not been fully disseminated in the marketplace. If this situation arises and the Fund has an opportunity to opt to receive the information, the Access Person that encounters this situation will raise the situation with his or her supervisors and the Fund’s Chief Compliance Officer to decide whether to opt to receive the information or decline to receive the information. If the decision is made to receive the information, the Fund’s Chief Compliance Officer will update the Restricted List as it is discussed in this Code of Ethics.

In the unlikely event that you come into possession of information that is not publicly available, either through your work with the Fund or outside of the workplace, you will be required to adhere to this Statement on the Prohibition of Insider Trading (this “Statement”) as described in the following pages. You will also be subject to certain reporting requirements in connection with complying with this Code of Ethics beginning with the requirement to notify the Fund’s Chief Compliance Officer.

Background

The securities laws and the rules and regulations of the self-regulatory organizations are designed to ensure that the securities markets are fair and honest, that material information regarding a company is publicly available, and that a security’s price and volume are determined by the free interplay of economic forces. The anti-fraud rules of the federal securities laws prohibit, in connection with the purchase or sale of a security:

•	making an untrue statement of a material fact;

•	omitting to state a material fact necessary to make the statements made not misleading; and

•	engaging in acts, practices or courses of business which would be fraudulent or deceptive.

Violation of these provisions is a crime that may result in imprisonment and can have other very serious repercussions for both the Fund and the employee. Violators may be censured by the government or self-regulatory organizations, suspended, barred from the securities business or fined. In addition, violations may result in liability under the federal securities laws, including the Insider Trading Sanctions Act of 1984 and the Insider Trading and Securities Fraud Enforcement Act of 1988. The Fund’s actions with respect to any violations will be swift and forceful, since it is the victim of any such abuse.

A violation of the Fund’s policies and procedures regarding confidential information or the use thereof and disclosure may result in dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not the violation of the Fund’s policy or procedure also constituted a violation of law. Trading while in possession of or tipping on the basis of non-public information could also result in civil or criminal liability which could lead to imprisonment, fines and/or a requirement of disgorgement of any profits realized and, as a result of the violation, to an injunction prohibiting the violator from being employed in the securities industry. The Fund may initiate or cooperate in proceedings resulting in such penalties.

Policy

No person to whom this Statement applies, including officers, trustee, directors or employees of the Fund and Flat Rock Global, may trade, either personally or on behalf of others, while in possession of material non-public information, nor may any officer, trustee, director or employee communicate material non-public information to others in violation of the law. This conduct is referred to as “insider trading.” Any questions regarding this policy and procedure should be directed to the Fund’s Chief Compliance Officer.

While the law concerning insider trading is not rigid, it generally is understood to prohibit:

•	trading by an insider while in possession of material non-public information;

•	trading by a non-insider while in possession of material non-public information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and

•	communicating material non-public information to others.

The elements of a claim for insider trading and the penalties for unlawful conduct are described below.

Who is an Insider?

The concept of an “insider” is broad and includes officers, trustees and employees of a fund. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a fund’s affairs and, as a result, is given access to information solely for the fund’s purposes. A temporary insider can include, by way of example, attorneys, accountants, consultants, bank lending officers and employees of such organizations. According to the U.S. Supreme Court, a fund must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on non-public information is not a basis for liability unless the non-public information is material. Information generally is considered “material” if (i) there is a substantial likelihood that a reasonable investor would consider the non-public information important in making an investment decision, or (ii) the non-public information is reasonably certain to have a substantial effect on the price of a fund’s securities. Non-public information that should be considered material includes, but is not limited to: dividend changes; earnings estimates not previously disseminated; material changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments.

Material information does not have to relate to a fund’s business. For example, in Carpenter v. United States 108 S. Ct. 316 (1987), the U.S. Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Wall Street Journal and whether or not those reports would be favorable.

Any questions that you may have as to whether information is material must be addressed with the Fund’s Chief Compliance Officer before acting in any way on such information.

What is Non-public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is public. For example, information found in a report filed with the SEC, or appearing in Reuters, Bloomberg or a Dow Jones publication or in any other publication of general circulation would generally be considered “public.” In certain instances, information disseminated to certain segments of the investment community may be deemed “public” (e.g., research communicated through institutional information dissemination services such as First Call). The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public,” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Basis for Liability

Described below are circumstances under which a person or entity may be deemed to have traded on inside information.

1.       Fiduciary Duty Theory. In 1980, the U.S. Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises where there is a fiduciary relationship between the parties to the transaction. In such case, one party has a right to expect that the other party will not disclose any material non-public information and will refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

Insiders such as employees of an issuer are ordinarily considered to have a fiduciary duty to the issuer and its shareholders. In Dirks v. SEC, 463 U.S. 646 (1983), the U.S. Supreme Court stated alternative theories by which such fiduciary duties are imposed on non-insiders: (1) they can enter into a confidential relationship with the fund (e.g. attorneys and accountants, etc.) (“temporary insiders”); or (2) they can acquire a fiduciary duty to the fund’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider or temporary insider who has violated his or her fiduciary duty to the fund’s shareholders.

In the “tippee” situation, a breach of duty occurs only if the insider or temporary insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be of a financial nature, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

2.       Misappropriation Theory. Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from another person. In Carpenter v. United States, the U.S. Supreme Court found that a columnist defrauded The Wall Street Journal by communicating information prior to its publication to another person who used the information to trade in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include the following:

•	jail sentences;

•	civil injunction;

•	treble damages;

•	disgorgement of profits;

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Controlling the Flow of Sensitive Information

The following procedures have been established to assist the officers, trustees and employees of the Fund in controlling the flow of sensitive information so as to avoid the possibility of trading on material non-public information either on behalf of the Fund or for themselves and to assist the Fund and its supervisory personnel in surveilling for, and otherwise preventing and detecting, insider trading. Every officer, trustee and employee of the Fund must follow these procedures or risk serious sanctions by one or more regulatory authorities and/or the Fund, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the Fund’s Chief Compliance Officer.

1.       Identifying Inside Information. Before trading for yourself or others in the securities of a fund about which you have what you believe to be inside information, ask yourself the following questions:

•	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace? To what extent, for how long, and by what means has the information been disseminated? If information is non-public, it normally may not be used in connection with effecting securities transactions; however, if you have any doubts whatsoever as to whether the information is non-public, you must ask the Fund’s Chief Compliance Officer prior to trading on, or communicating (except in accordance with the procedures and requirements herein) such information.

•	Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

If, after consideration of the above, you believe that the information may be material and non-public, or if you have questions in that regard, you should take the following steps:

•	Report the matter immediately to the Fund’s Chief Compliance Officer.

•	Do not purchase or sell the securities on behalf of yourself or others.

•	Do not communicate the information inside or outside of the Fund, other than to the Fund’s Chief Compliance Officer.

•	After the Fund’s Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.

2.       Restricting Access to Material Non-public Information. Information in your possession that you identify as material and non-public may not be communicated to anyone, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed and access to computer files containing material non-public information should be restricted.

3.       Personal Security Trading. All officers, trustees and employees must trade in accordance with the provisions of this Code of Ethics as well as this Statement in order to assist the Fund with monitoring for violations of the law.

4.       Restricted List. As defined in this Code of Ethics, the Fund’s Chief Compliance Officer will maintain a Restricted List. Disclosure outside of the Fund as to what issuers and/or securities are on the Restricted List could therefore constitute tipping and is strictly prohibited.

5.       Supervision/Investigation. Should the Fund’s Chief Compliance Officer learn that a violation of this Statement is suspected, the Fund’s Chief Compliance Officer shall alert the Chief Executive Officer of the Fund. Together, these parties will determine who should conduct further investigation, if they determine an investigation is necessary.

Procedures to Implement this Code of Ethics

The following reporting procedures have been established to assist Access Persons in avoiding a violation of this Code of Ethics, and to assist the Fund in preventing, detecting and imposing sanctions for violations of this Code of Ethics. Every Access Person must follow these procedures. Questions regarding these procedures should be directed to the Fund’s Chief Compliance Officer.

All Access Persons are subject to the reporting requirements set forth in the next section, except as follows:

•	with respect to transactions effected for, and Covered Securities (including any security issued by the issuer of such Covered Security) held in, any account over which the Access Person has no direct or indirect influence or control; and

•	those transactions effected pursuant to an Automatic Investment Plan.

Reporting Requirements

The Chief Compliance Officer shall furnish each employee with a copy of this Code of Ethics along with any amendments, upon commencement of employment and annually thereafter.

Each Supervised Person is required to certify, through a written acknowledgment, within 10 days of commencement of employment, that he or she has received, read and understands all aspects of this Code of Ethics and recognizes that he or she is subject to the provisions and principles detailed herein. In addition, the Fund’s Chief Compliance Officer shall notify each Access Person of his or her obligation to file an initial holdings report, quarterly transaction reports, and annual holdings reports, as described below.

Pre-Clearance Reports

Access Persons of the Fund must obtain approval from the Fund’s Chief Compliance Officer prior to entering into a transaction in any Covered Securities, as well as Initial Public Offerings and Limited Offerings. The pre-clearance form shall include the name of the Access Person, the date, the name of the broker who will execute the transaction, the name of the security, quantity, whether the transaction is a purchase or sale, total anticipated dollar value and any pertinent instructions (for example, good until cancelled, limit, etc.). There will also be a line for approval or disapproval along with space for comments and the date.

Initial Holdings Reports

Each Access Person must, no later than 10 days after the person becomes an Access Person, submit to the Fund’s Chief Compliance Officer or other designated person a report of the Access Person’s current securities holdings. The information provided must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. The report must include the following:

•	the title and type of the security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares held for each security, and the principal amount;

•	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

•	the date the Access Person submits the report.

Quarterly Transaction Reports

Each Access Person must, no later than 30 days after the end of each calendar quarter, submit to the Fund’s Chief Compliance Officer or other designated person a report of the Access Person’s transactions involving a Covered Security (including any security issued by the issuer of such Covered Security) in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership. The report must cover all transactions occurring during the calendar quarter most recently ending. Independent Trustees must file such a report if such trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the trustee such Covered Security is or was purchased or sold by the Fund or Flat Rock Global considered purchasing or selling such Covered Security. The report must contain the following information:

•	the date of the transaction;

•	the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, and the principal amount of each reportable security involved;

•	the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

•	the price of the security at which the transaction was effected;

•	the name of the broker, dealer or bank with or through which the transaction was effected, and the date the account(s) were established; and

•	the date the Access Person submits the report.

Annual Holdings Reports

Each Access Person must submit, to the Fund’s Chief Compliance Officer or other designated person, an annual holdings report reflecting holdings as of a date no more than 45 days before the report is submitted. The annual holdings report must be submitted at least once every 12 months, on a date to be designated by the Fund. The Fund’s Chief Compliance Officer will notify every Access Person of the date. Each report must include:

•	the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, and the principal amount of each reportable security involved;

•	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

•	the date the Access Person submits the report.

Annual Certification of Compliance

All Access Persons must annually certify, through a written acknowledgment, to the Fund’s Chief Compliance Officer that: (1) they have read, understood and agree to abide by this Code of Ethics; (2) they have complied with all applicable requirements of this Code of Ethics; and (3) they have reported all transactions and holdings that they are required to report under this Code of Ethics.

ADMINISTRATION OF THIS CODE OF ETHICS

The Fund’s Chief Compliance Officer has overall responsibility for administering this Code of Ethics and reporting on the administration of and compliance with this Code of Ethics and related matters to the Board and the Audit Committee of the Board (the “Audit Committee”).

The Fund’s Chief Compliance Officer shall review all reports to determine whether any transactions recorded therein constitute violations of this Code of Ethics. Before making any determination that a violation has been committed by a person subject to this Code of Ethics, such person shall be given an opportunity to supply additional explanatory material. The Fund’s Chief Compliance Officer shall maintain copies of the reports as required by Rule 17j-1(f) under the 1940 Act.

No less frequently than annually the Fund’s Chief Compliance Officer must furnish to the Board and Audit Committee, and the Board and/or Audit Committee must consider, a written report that describes any issues arising under this Code of Ethics or its procedures since the last report to the Board, including but not limited to, information about material violations of this Code of Ethics or its procedures and any sanctions imposed in response to material violations. This report should also certify that the Fund has adopted procedures reasonably designed to prevent persons subject to this Code of Ethics from violating this Code of Ethics.

SANCTIONS FOR CODE VIOLATIONS

All violations of this Code of Ethics will result in appropriate corrective action, up to and including dismissal. If the violation involves potentially criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.

APPLICATION/WAIVERS

All the trustees, officers and employees of the Fund and Flat Rock Global are subject to this Code of Ethics.

Insofar as other policies or procedures of the Fund or Flat Rock Global govern or purport to govern the behavior or activities of all persons who are subject to this Code of Ethics, they are superseded by this Code of Ethics to the extent that they overlap or conflict with the provisions of this Code of Ethics.

Any amendment or waiver of this Code of Ethics for an executive officer or member of the Board must be made by the Board and disclosed on Form N-CSR filed with the Securities and Exchange Commission.

RECORDS

The Fund shall maintain records with respect to this Code of Ethics in the manner and to the extent set forth below, which records may be maintained on microfilm or electronic storage media under the conditions described in Rule 31a-2(f) under the 1940 Act and shall be available for examination by representatives of the SEC:

1.       A copy of this Code of Ethics and any other code of ethics of the Fund that is, or at any time within the past five years has been, in effect shall be maintained in an easily accessible place;

2.       A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

3.       A copy of each report made by an Access Person or duplicate account statement received pursuant to this Code of Ethics, shall be maintained for a period of not less than five years from the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place;

4.       A record of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

5.       A copy of each report made to the Board shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

6.       A record of any decision, and the reasons supporting the decision, to approve the direct or indirect acquisition by an Access Person of Beneficial Ownership in any securities in an Initial Public Offering or a Limited Offering shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.

REVISIONS AND AMENDMENTS

This Code of Ethics may be revised, changed or amended at any time by the Board. Following any material revisions or updates, an updated version of this Code of Ethics will be distributed to you, and will supersede the prior version of this Code of Ethics effective upon distribution. The Fund may ask you to sign an acknowledgement confirming that you have read and understood any revised version of this Code of Ethics, and that you agree to comply with the provisions thereof.

APPENDIX A

Flat Rock Enhanced Income Fund (the “Fund”)

Acknowledgment Regarding

Code of Business Conduct and Ethics

This acknowledgment is to be signed and returned to the Fund’s Chief Compliance Officer and will be retained as part of your permanent personnel file.

I have received a copy of the Fund’s Code of Business Conduct and Ethics, including the Statement on the Prohibition of Insider Trading (the “Code”), read it, and understand that the Code contains the expectations of the Fund regarding employee conduct, ethical behavior and the prohibition of trading on insider information. I agree to observe the policies and procedures contained in the Code and have been advised that, if I have any questions or concerns relating to such policies or procedures, I understand that I have an obligation to report to the Audit Committee, the Chief Compliance Officer or other such designated officer, any suspected violations of the Code of which I am aware. I also understand that the Code is issued for informational purposes and that it is not intended to create, nor does it represent, a contract of employment.

Name (please print)

Signature

Date

The failure to read and/or sign this acknowledgment in no way relieves you of your responsibility to comply with the Fund’s Code of Business Conduct and Ethics.

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APPENDIX B

Flat Rock Enhanced Income Fund (the “Fund”)

PRE-CLEARANCE FORM

Use this form to request pre-clearance of a transaction to purchase a Limited Offering, Initial Public Offering or to purchase or sell any Covered Security. Please submit this form, together with a copy of the Limited Offering documentation, or other applicable documentation, to the Fund’s Chief Compliance Officer at least 5 business days before the planned investment.

Employee Name:	Date:

Issuer/Investment Name:

Terms of Purchase (price, purchaser – individual, joint, entity, etc.):

Proposed Transaction Date:

How did you learn about this opportunity?

Related to a Portfolio or Pipeline security?

Approved:	Date:

Not Approved:	Date:

Comments:

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APPENDIX C

Flat Rock Enhanced Income Fund (the “Fund”)

INITIAL HOLDINGS REPORT

As of _______, 20__

To: Chief Compliance Officer

A.       Securities Holdings. I have listed below (or attached hereto a listing) all of my securities holdings held by me or Beneficial Owners as defined in the Fund’s Code of Business Conduct and Ethics.

Title of Security	CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/ Dealer or Bank Through Whom Effected

B.       Brokerage Accounts. I, or a Beneficial Owner, have established the following accounts in which securities are held for my direct or indirect benefit:

Name of Broker, Dealer or Bank:	______________________________________________________________________

_____________________________________________________________________________
_____________________________________________________________________________
_____________________________________________________________________________

Date:___________________________________	Signature:_____________________________

Name (please print):______________________

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APPENDIX D

Flat Rock Enhanced Income Fund (the “Fund”)

QUARTERLY TRANSACTION REPORT

For the Calendar Quarter Ended: ________, 20__

To: Chief Compliance Officer

A.       Securities Transactions. During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Fund’s Code of Business Conduct and Ethics:

Title of Security	CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/ Dealer or Bank Through Whom Effected

B.       New Brokerage Accounts. During the quarter referred to above, I established the following accounts in which securities were held during the quarter for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Was Established
__________________________	_________________________
__________________________	_________________________
__________________________	_________________________

C.       Other Matters. This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:___________________________________	Signature:_____________________________

Name (please print):______________________

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APPENDIX E

Flat Rock Enhanced Income Fund (the “Fund”)

ANNUAL HOLDINGS REPORT

As of December 31, 20___

To: Chief Compliance Officer

As of December 31, 20__, I had direct or beneficial ownership interest in the securities listed below which are required to be reported pursuant to Rule 17j-l under the Investment Company Act of 1940:

A.       Securities Holdings. I have listed below (or attached hereto a listing) all of my securities holdings held by me or Beneficial Owners as defined by the Fund’s Code of Business Conduct and Ethics.

Title of Security	CUSIP Number	Number of Shares or Principal Amount

B.       Brokerage Accounts. As of December 31, 20__, I, or a Beneficial Owner, maintained accounts with brokers, dealers, and banks listed below in which securities were held for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Was Established*
_________________________	__________________________
_________________________	__________________________
_________________________	__________________________

This report (i) excludes securities and accounts over which I had no direct or indirect influence or control, (ii) excludes securities not required to be reported (for example, direct obligations of the U.S. Government, shares of registered investment companies etc.) and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities accounts listed above.

Date:___________________________________	Signature:_____________________________

Name (please print):______________________

* Note: If account was established before 20__, you can state that it was established before 20__.

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